Exhibit 99.1

May 21, 2026

GCI Liberty Completes Name Change to Liberty Capital Corporation

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Capital Corporation (“Liberty Capital”) (Nasdaq: GLIBA, GLIBK) announced today that the company completed its name change from GCI Liberty, Inc., effective at the close of business today. The company’s stock tickers will remain unchanged. Liberty Capital’s Alaska subsidiary will continue to operate under the GCI name and brand.

“We are excited to complete the transformation of GCI Liberty to Liberty Capital Corporation. This change reflects our focus on expanding investments at the parent level beyond our core Alaska business,” said Ron Duncan, Liberty Capital President and CEO. “Our new name aligns with the Liberty tradition of seeking to maximize shareholder value in new and innovative ways even as we continue to serve our customers in Alaska under the GCI brand. We look forward to updating the investment community on this evolution in the coming months and years.”

About Liberty Capital Corporation

Liberty Capital Corporation. (Nasdaq: GLIBA, GLIBK) consists of its wholly owned subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, voice and managed services to consumer and business customers throughout Alaska, serving more than 200 communities. GCI has invested $4.7 billion in its Alaska network and facilities over the past 47 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

Liberty Capital Corporation
Hooper Stevens, +1 720-875-5406

Source: Liberty Capital Corporation